EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to
Question 7C

Question 7.c
Addendum to Question 7.c on
Form N-SAR

List the name of each series
or portfolio and give a
consecutive number to each
series or portfolio
in excess of the 99
consecutive series or
portfolios permitted by the
form.

Series Number	Series Name
Is this the last filing for
this series? (Y or N)

102     	Robinson
Opportunistic Income Fund
N
103		Braddock
Multi-Strategy Income Fund
N
112		Aristotle
Value Equity Fund
N
114		Aristotle Core
Equity Fund		N

Please refer to the Robinson
Opportunistic Income Fund,
Braddock Multi-Strategy
Income Fund, Aristotle
Value Equity Fund, and Aristotle
Core Equity Fund annual
reports to shareholders dated
December 31, 2017, to be
filed on Form N-CSR for
additional information
concerning the Fund.